49
                                                                 EXHIBIT 10.7


                                ETHYL CORPORATION

                   Employment and Severance Benefits Agreement


     EMPLOYMENT AND SEVERANCE BENEFITS AGREEMENT (the "Agreement"), dated as of October 1, 1997, between ETHYL CORPORATION, a Virginia corporation (the "Company"), and J. ROBERT MOONEY (the "Executive").

     WHEREAS, the Company expects that the Executive will make substantial contributions to the future growth and prospects of the Company; and

     WHEREAS, the Company desires to obtain the services of the Executive; and

     WHEREAS, the Executive desires to be employed by the Company and to remain in the employ of the Company during the term of this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto covenant and agree as follows:

     1. Definitions. When used in this Agreement, the following terms shall have the meanings specified:

          (a) Cause. "Cause," when referring to a termination of employment, shall mean: the wilful and continued failure by the Executive to perform his duties as established by the Company. All determinations as to whether a termination of employment is for Cause shall be made in good faith by the Company and shall be binding on the parties hereto.

          (b) Change in Control and Control Change Date. "Change in Control" and "Control Change Date" shall have the meanings given in the Ethyl Corporation Supplemental Benefits Plan Trust, effective August 25, 1997, as such trust may be amended from time to time.

     2. Term.

     The term of this Agreement (the "Employment Term") shall commence on October 1, 1997, and shall continue in full force and effect through September 30, 1999 except as set forth in Sections 6 and 7.

     3. Employment; Duties.

     The Company agrees to employ the Executive throughout the Employment Term as its Senior Vice President and Chief Financial Officer, with a job description, responsibilities and duties commensurate with such position; provided, however, that the Company may terminate the Executive's employment hereunder at any time in accordance with Section 6 hereof. In consideration of the Company's obligations under this Agreement, the Executive agrees that throughout the Employment Term he will devote his full business time and attention to service to the Company and its subsidiaries commensurate with his position.

     4. Compensation.

     The Company agrees that, throughout the Employment Term and subject to
Section 6 hereof, it shall pay the Executive compensation and related benefits as follows:

          (a) Initial Compensation Adjustment. In consideration of his execution of this Agreement, the Company will pay to the Executive an initial compensation adjustment of One Hundred Fifty Thousand Dollars ($150,000) on or before October 31, 1997.

          (b) Base Salary. During the Employment Term, the Company agrees to pay the Executive an annual base salary of not less than Two Hundred Seventy-Five Thousand Dollars ($275,000). Such base salary shall be payable in equal periodic installments, not less frequently than monthly, less any sums which may be required to be deducted or withheld under applicable provisions of law.

          (c) Minimum Annual Supplement. During the Employment Term, the Executive shall be entitled to a minimum annual supplement to his base salary for fiscal years 1998 and 1999 in an amount equal to the greater of One Hundred Twenty-Five Thousand Dollars ($125,000) or the bonus that would be payable to the Executive under the Ethyl Corporation Bonus Plan (the "Bonus Plan"). The payment to the Executive of an annual supplement for a fiscal year under this Agreement shall be considered in satisfaction of any obligation by the Company to pay Executive an annual bonus under the Bonus Plan.

          (d) Automobile Payment. During the Employment Term, the Executive shall be entitled to an annual payment of Fifteen Thousand Dollars ($15,000) in lieu of an automobile provided by the Company for the Executive's use and the costs and expenses regarding an automobile.

          (e) Benefits. During the Employment Term, the Company shall provide for the benefit of the Executive such vacation, pension and disability benefits as are, and such coverage under life, accident, medical and dental plans as is, generally provided from time to time to the Company's senior executive employees.

     5. Equity Compensation.

          (a) Restricted Stock. On or about October 1, 1997, (the "Award Date") the Company shall grant to the Executive, subject to the terms and conditions set forth in items (i) through (ix) below, Common Stock of the Company having a total value of Two Hundred Thousand Dollars ($200,000) (the "Restricted Stock"). The number of shares issued shall be based on the closing price of the Company's common stock on October 1, 1997, and shall be evidenced by four certificates covering one-fourth of the total number of shares each (the "Certificate").

               (i) Restrictions. Except as provided below, the Restricted Stock is nontransferable and is subject to a substantial risk of forfeiture.
               (ii) Vesting. Executive's interest in each of one-fourth of the shares of Restricted Stock shall be transferable and nonforfeitable as of the first, second, third and fourth anniversary of the Award Date. The preceding sentences to the contrary notwithstanding, Executive's entire interest in the Restricted Stock shall become transferable and nonforfeitable on a Control Change Date, death of the Executive while employed by the Company or disability (as determined pursuant to the Company's long term disability plan) that occurs before the fourth anniversary of the Award Date.

               (iii) Forfeiture. All shares of Restricted Stock that are not then transferable and nonforfeitable shall be forfeited if Executive's employment with the Company or an Affiliate terminates or is terminated except following a Control Change Date.

               (iv) Stock Power. Executive shall deliver to the Company a stock power, endorsed in blank, with respect to the Restricted Stock evidenced by each Certificate. The Company shall use the stock power to cancel any shares of Restricted Stock that do not become transferable and nonforfeitable. The Company shall return the stock power to Executive with respect to any shares of Restricted Stock that become transferable and nonforfeitable.

               (v) Custody of Certificates. Custody of stock certificates evidencing the Restricted Stock shall be retained by the Company. The Company shall deliver to Executive the stock certificates evidencing the Restricted Stock that become transferable and nonforfeitable.

               (vi) Shareholder Rights. Executive will have the right to receive dividends and to vote the Restricted Stock prior to their forfeiture in accordance with this Agreement.

               (ix) Reimbursement Payment. The Company shall make an additional annual cash payment to the Executive sufficient to reimburse the Executive for federal, state and local income taxes and the hospital insurance tax under Internal Revenue Code section 3111(b) for which the Executive is liable on account of the vesting of the Restricted Stock. Such payment shall be made not later than the date on which the tax return reflecting the liability for such tax is required to be filed with the Internal Revenue Service. Any taxes for which the Executive is liable on account of any cash payment for tax reimbursement made pursuant to this subsection shall be paid by the Executive. For purposes of the gross up, the Executive will provide the actual tax rates in effect for use in the gross up.

     (b) Stock Options. On October 1, 1997, the Company shall grant to the Executive 200,000 stock options with an exercise price equal to the fair market value of Ethyl Corporation common stock as of the date of grant. Such options shall become exercisable in accordance with timing and performance objectives described in the form of agreement used for grants to other senior executive officers of the Company and using calendar year 1997 as the "base year" for satisfying such performance objectives. The grant of stock options shall be made pursuant to a form of agreement which is attached hereto as Exhibit A.

     (c) The Executive shall be eligible to receive future grants under the Company's stock-based benefit plans as determined from time to time by the Bonus, Salary and Stock Option Committee of the Company.

     6. Severance.

          (a) In the event that Executive's employment is terminated by the Company during the Employment Term for any reason other than for Cause, then the Company shall pay Executive a severance benefit in the amount of two times Executive's current annual base salary at the time of termination plus 100 percent of the annual bonus paid or payable to Executive for the two prior fiscal years of the Company. The Executive shall not be entitled to any severance benefits under this Subsection 6(a) if his employment is terminated following a Change in Control.

          (b) In the event that Executive's employment is terminated by the Company following a Change in Control, the Executive's severance benefits shall be governed by the Change in Control and Termination Agreement entered into between the Company and the Executive, effective as of October 1, 1997, including any subsequent amendments thereto. A form of change in Control and Termination Agreement is attached hereto as Exhibit B.

     7. Retirement Benefits.

          (a) This Section 7 is intended to survive the term of this Agreement and to remain in full force and effect until all liabilities thereunder have been satisfied.

          (b) Upon retirement from the Company at age 60, Executive shall be entitled to an annual payment from the Company for his lifetime equal to One Hundred Eighty-Two Thousand Dollars ($182,000) minus the amount payable under the Retirement Income Plan for the Employees of Ethyl Corporation (the "Ethyl Retirement Plan") (determined as an annual straight life annuity) and any amounts payable to Executive under the Company's nonqualified retirement plans (determined as an annual straight life annuity). The benefit payable under this subsection shall be actuarially adjusted to reflect retirement from the Company before age 60 based on the early retirement reduction factors set forth in Section 7.02 of the Ethyl Retirement Plan; provided, however, that if Executive is entitled to a payment under subsection 6(a) above, the reduction shall be based on the Executive's age as of the second anniversary of his date of termination of employment and in such case, benefits shall commence on the second anniversary of Executive's date of termination. If Executive terminates employment after age 60, the annual payment shall be increased each year (but in no event later than the year the Executive reaches age 65), using the interest rate adopted by the enrolled actuary for the Ethyl Retirement Plan for funding purposes in the Ethyl Retirement Plan annual valuation for such year, compounded annually. The conversion factors and methods set forth in the Ethyl Retirement Plan for converting benefits to an actuarially equivalent form shall be applied to the benefits paid to Executive under this Section.


          (c) In the event of a Change in Control that occurs after the date of this Agreement and prior to the date that all of the Company's obligations to the Executive under this Section 7 have been satisfied, the payment of Executive's benefits under this paragraph shall be calculated and paid in a manner consistent with the payment of similar benefits under Ethyl's nonqualified retirement plans following a Change in Control.

     8. Remedies.

     The parties hereto agree that each would suffer irreparable harm from a breach by the other of any of the covenants or agreements contained herein. Therefore, in the event of the actual or threatened breach by either party hereto of any of the provisions of this Agreement, the other party hereto may, in addition and supplementary to other rights and remedies existing in favor of such party, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provisions hereof.

     9. Successors and Assigns.

     This Agreement shall be binding upon and inure to the benefit of the Company and its affiliates and their successors and assigns, and shall be binding upon and inure to the benefit of the Executive and his legal representatives and assigns, provided, however, that in no event shall the Executive's obligations to perform services for the Company and its affiliates be delegated or transferred by the Executive. The Company may assign or transfer its rights hereunder to a successor corporation in the event of a merger, consolidation or transfer or sale of all or substantially all of the assets of the Company or of the Company's business (provided, however, that no such assignment or transfer shall have the effect of relieving the Company of any liability to the Executive hereunder or under any other agreement or document contemplated herein), but only if such assignment or transfer does not result in employment terms, conditions, duties or responsibilities which are or may be materially different than the terms, conditions, duties or responsibilities of the Executive hereunder.

     10. Modification or Waiver.

     No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought. No course of dealing between or among the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of the Company or the Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or the Executive of any such right or remedy shall preclude other or further exercises thereof. A waiver of a right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

     11. Notice.

     For purposes of this Agreement, notice and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Company:              Ethyl Corporation
                                     330 South Fourth Street
                                     Richmond, Virginia  23219
                                     Attention:

     If to the Executive, to his address as reflected from time-to-time in the personnel records of the Company. Either party hereto may change its address for purposes of this Section by furnishing written notice to the other party in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     12. Governing Law.

     This Agreement and all rights, remedies and obligations hereunder, including, but not limited to, matters of construction, validity and performance shall be governed by the laws of the Commonwealth of Virginia without regard to its conflict of laws principles or rules.

     13. Severability.

     Whenever possible each provision and term of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement.

     14. Entire Agreement.

     This Agreement (together with all documents and instruments referred to herein) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf, and the Executive has duly executed this Agreement, all as of the date first above written.

                                        ETHYL CORPORATION


                                        /s/ B.C. Gottwald
                                        B. C. Gottwald

                                        EXECUTIVE:


                                        /s/ J. Robert Mooney
                                        J. Robert Mooney

                                                                  Exhibit A

                                ETHYL CORPORATION

                             Stock Option Agreement

No. of shares subject to option:  200,000

     THIS AGREEMENT dated the 1st day of October, 1997, between Ethyl Corporation, a Virginia corporation (the "Company"), and J. Robert Mooney ("Participant"), is made pursuant and subject to the provisions of the Company's Incentive Stock Option Plan (the "Plan"), a copy of which has been given to Participant. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

     1. Grant of Option. Pursuant to the Plan, the Company, on October 1, 1997, granted to Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the right and option to purchase from the Company all or any part of an aggregate of 200,000 shares of Common Stock at the option price of $9.25 per share (the "Option Price"), being not less than the Fair Market Value per share of the Common Stock on the date of grant. Such option will be exercisable as hereinafter provided. This option is intended to be a statutory stock option subject to Sections 421 and 422 of the Code to the extent that the terms of the option, including its exercisability, satisfy the requirements of those Code sections.

     2. Expiration Date. The Expiration Date of this option is the date that is ten years from the date of the grant of this option. This option may not be exercised on or after the tenth anniversary of its grant.

     3. Exercisability of Option. The number of shares for which this option may be exercisable as of any date shall be the greater of the amount determined under the following subparagraphs (a), (b), (c) or (d). Once this option has become exercisable in accordance with the following paragraphs (a), (b), (c), or
(d), it shall continue to be exercisable until the termination of Participant's rights hereunder pursuant to Section 6, or until the Expiration Date. A partial exercise of this option shall not affect Participant's right to exercise this option with respect to the remaining shares, subject to the conditions of the Plan and this Agreement.

          (a) Earnings Objectives. This option will become exercisable in accordance with the following table based on the Earnings during 1998 and each of the following calendar years during the term of this option (each such year being a "Measurement Year") and the Base Earnings as follows:

                             Earnings During                      Percent
                            Measurement Year                    Exercisable

                        Base Earnings X 1.15                        20%
                        Base Earnings X 1.32                        40%
                        Base Earnings X 1.52                        60%
                        Base Earnings X 1.75                        80%
                        Base Earnings X 2.01                       100%

          For purposes of this Agreement, the term "Earnings" means the total operating earnings of the Company and its Affiliates as reflected on its audited financial statements for the Measurement Year, subject to such adjustments for non-operating events, transactions or circumstances as the Committee determines are appropriate. For purposes of this Agreement, the term "Base Earnings" means the Earnings of the Company and its Affiliates as reflected on its audited financial statements for calendar year 1997, as approved by the Committee with such adjustments for non-operating events, transactions or circumstances as the Committee determines are appropriate. On or before March 15 of the year following each Measurement Year the Committee shall determine the extent to which this option has become exercisable under the foregoing table; provided, however, that for purposes of determining the number of shares for which this option is exercisable under Section 6, the Committee's determination shall be effective as of the last day of the Measurement Year that ends on or before Participant's termination of employment.

          (b) FMV Objectives. This option will become exercisable in accordance with the following table based on the Fair Market Value on the last trading day of each Measurement Year and the Option Price as follows:

                        Last Trading Day                      Percent
                        Fair Market Value                   Exercisable

                      Option Price X 1.15                         20%
                      Option Price X 1.32                         40%
                      Option Price X 1.52                         60%
                      Option Price X 1.75                         80%
                      Option Price X 2.01                        100%

               For purposes of determining the number of shares for which this option is exercisable under Section 6, the Fair Market Value on the last day of the current Measurement Year shall be taken into account if Participant's employment terminates on or after the last trading day of such Measurement Year.

          (c) Notwithstanding the preceding subparagraphs (a) and (b), this option shall be exercisable with respect to all or part of the shares subject to this option on the date that is thirty days prior to the Expiration Date.

          (d) Notwithstanding the preceding subparagraphs (a), (b) and (c), this option shall be exercisable with respect to all or part of the shares subject to this option on a Control Change Date that occurs before the Expiration Date.

     4. Method of Exercising and Payment for Shares. This option shall be exercised by written notice delivered to the attention of the Company's Secretary at the Company's principal office. The exercise date shall be (i) in the case of notice by mail, the date of postmark, or (ii) if delivered in person, the date of delivery. Such notice shall be accompanied by payment of the Option Price in full, in cash or cash equivalent acceptable to the Committee, or by the surrender of shares of Common Stock with an aggregate Fair Market Value (determined as of the day preceding the exercise date) which is not less than the option price or part thereof.

     5. Nontransferability. This option is nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer, this option must be transferred to the same person or persons. During Participant's lifetime, this option may be exercised only by Participant.

     6. Exercise After Termination of Employment. In the event Participant ceases to be employed by the Company or an Affiliate for any reason other than for Cause prior to the Expiration Date, Participant may exercise this option with respect to all of the shares that remain subject to this option. The option may be exercised at any time within thirty days of the date of such termination of employment (but in any event prior to the Expiration Date). To the extent that the Common Stock is not readily tradable on an established securities exchange, Participant shall be entitled to a cash payment equal to the Realized Value (as defined in Section 9 hereof) of the Common Stock subject to the option on the Participant's date of termination. Such cash payment shall be made within thirty days of the Participant's date of termination.

     7. Change of Control. For purposes of this Agreement, a Change in Control means a "Change in Control" as defined in the Ethyl Corporation Supplemental Benefits Plan Trust, effective August 25, 1997.

     8. Control Change Date. For purposes of this Agreement, a Control Change Date means "Control Change Date" as defined in the Ethyl Corporation Supplemental Benefits Plan Trust, effective August 25, 1997.

     9. Realized Value. For purposes of this Agreement, "Realized Value" is calculated by multiplying the number of shares that remain subject to this option on the Participant's date of termination or Control Change Date, whichever is applicable, and the difference between the Option Price and hypothetical share value determined by multiplying the Company's earnings per share as of the most recent completed fiscal year of the Company by the average multiple earnings per share of the companies included in the S&P MidCap 400 Specialty Chemicals Index.

     10. Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle Participant to a fractional share such fraction shall be disregarded.

     11. No Right to Continued Employment. This option does not confer upon Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate his employment at any time.

     12. Change in Capital Structure. The terms of this option shall be adjusted as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

     13. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

     14. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

     15. Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

     16. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

     17. Taxes. Participant shall make arrangements acceptable to the Company for the satisfaction of income and employment tax withholding requirements attributable to the exercise of this option.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.

                                          ETHYL CORPORATION


                                          /s/ B. C. Gottwald
                                          B. C. Gottwald

                                                                    Exhibit B



                                ETHYL CORPORATION

                   Change in Control and Termination Agreement


     THIS CHANGE IN CONTROL AND TERMINATION AGREEMENT (the "Agreement"), to be effective as of the 1st day of October, 1997, made and entered into by and between ETHYL CORPORATION ("the Corporation"), a corporation organized and existing under the laws of the Commonwealth of Virginia, and J. ROBERT MOONEY (the "Executive").

                                R E C I T A L S:

     The Corporation acknowledges that Executive's contributions to the past and future growth and success of the Corporation have been and will continue to be substantial. As a publicly held corporation, the Corporation recognizes that there exists a possibility of a Change in Control of the Corporation. The Corporation also recognizes that the possibility of such a Change in Control may contribute to uncertainty on the part of senior management and may result in the departure or distraction of senior management from their operating responsibilities.

     Outstanding management of the Corporation is always essential to advancing the best interests of the Corporation and its shareholders. In the event of a threat or occurrence of a bid to acquire or change control of the Corporation or to effect a business combination, it is particularly important that the Corporation's business be continued with a minimum of disruption. The Corporation believes that the objective of securing and retaining outstanding management will be achieved if the Corporation's key management employees are given assurances of employment security so they will not be distracted by personal uncertainties and risks created by such circumstances.

     NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation the Corporation agrees herein to pay the Executive, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the Corporation and the Executive agree as follows:

     Article 1. Term; Employment Period.

     1.1 Term. This Agreement is effective from the date of its execution by the Corporation ("Effective Date"). The Agreement automatically continues in effect until the third anniversary of the Effective Date. Thereafter, the Corporation agrees to enter into a change in control and termination agreement with the Executive that is the same as the Corporation has entered into with other senior executive employees of the Corporation. After a Change in Control of the Corporation (as defined in section 1.3), the Corporation (including any successor thereto) may not terminate this Agreement for eighteen (18) months from the Control Change Date (as defined in section 1.4) and the Agreement automatically continues in effect from year to year thereafter unless the Corporation notifies Executive in writing thirty days before the end of the initial eighteen-month period or thirty days before any anniversary of the end of that period that the Agreement will terminate as of that date.

     1.2 Employment Period. If Executive is employed by the Corporation on the Control Change Date, the Corporation agrees that the Corporation will continue to employ Executive and Executive further agrees that Executive will continue as an employee of the Corporation for the Employment Period. For purposes of this Agreement, the Employment Period begins on the Control Change Date and ends on the earlier of the eighteen (18) month anniversary of the Control Change Date or on Executive's Normal Retirement Date (as defined under the Retirement Income Plan for the Employees of Ethyl Corporation (the "Retirement Plan").

     1.3 Change in Control means "Change in Control" as defined in the Ethyl Corporation Supplemental Benefits Plan Trust, effective August 25, 1997.

     1.4 Control Change Date means "Control Change Date" as defined in the Ethyl Corporation Supplemental Benefits Plan Trust, effective August 25, 1997.

     Article 2. Termination of Employment.

     2.1 General. Executive is entitled to receive Termination Compensation according to the remaining provisions of this section if Executive's employment with the Corporation terminates during the Employment Period because of an event described in section 2.2 or 2.3. If Executive's employment terminates during the Employment Period and if an event described in section 2.2 or 2.3 has not occurred, this Agreement terminates.

     2.2 Termination by the Corporation. Executive is entitled to receive Termination Compensation if Executive's employment is terminated by the Corporation without cause. Cause means, for purposes of this Agreement, the willful and continued failure by the Executive to perform his duties as established by the Board of Directors of the Corporation (the "Cause Exception"). If the Corporation desires to discharge the Executive under the Cause Exception, it shall give notice to the Executive as provided in section
2.5 and the Executive shall have thirty (30) days after notice has been given to him in which to cure the reason for the Corporation's exercise of the Cause Exception. If the reason for the Corporation's exercise of the Cause Exception is timely cured by the Executive (as determined by a majority of the members of the Board of Directors following a hearing), the Corporation's notice shall become null and void.

     2.3 Voluntary Termination. Executive is entitled to receive Termination Compensation if Executive voluntarily terminates employment with Good Reason. Good Reason means, for purposes of this Agreement, the Executive's resignation from the Corporation's employment on account of (a) a material modification by the Corporation of the duties, functions and responsibilities of the Executive without his consent and the Executive then elects to leave the Corporation's employment within six (6) months of such modification; or (b) the Corporation's reduction of the Executive's Compensation by an amount greater than ten percent (10%) (as defined in section 2.4 and determined as of the time set forth in such section).

     2.4 Termination Compensation. Termination Compensation equal to two times the Executive's Compensation plus 100 percent (100%) of the annual minimum supplement (or annual bonus, if greater) paid or payable to the Executive for the two prior fiscal years of the Corporation. Termination compensation shall be paid in a single sum payment in cash. Termination Compensation payments to Executive shall commence on the later of the thirtieth business day after Executive's employment termination or the first day of the month following his employment termination. Termination Compensation is subject to reduction according to Article 3. Compensation means, for purposes of this Agreement, the greater of (i) the Executive's base annual salary as of the Control Change Date or (ii) his base annual salary as of his employment termination.

     2.5 Notice of Termination. Any termination by the Corporation under the Cause Exception or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto. For purposes of sections 2.3 and 2.4, a Notice of Termination means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and
(iii) if the termination date is other than the date of receipt of such notice, specifies the effective date of termination.

     Article 3. Reduction in Payments. Any payment or benefit to which the Executive is entitled under this Agreement or any other plan or agreement of the Corporation may constitute a "parachute payment" within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the "Code") with respect to which the Executive is subject to an excise tax under section 4999 of the Code. The Corporation shall reduce any such parachute payments to the "capped amount" only if such a reduction will allow the Executive to receive greater "net after tax receipts" than the Executive would receive absent the reduction.

     For purposes of this Article 3:

     (a) "net after tax receipts" means the amount of all parachute payments, net of all taxes imposed on the Executive under sections 1, 3101 and 4999 of the Code and any state or local income taxes applicable to the Executive, determined by applying the actual rate of federal, state and local income taxes and employment taxes that apply to the Executive's taxable income for the taxable year of the determination, which actual rate shall be supplied by the Executive; and

     (b) "capped amount" means the largest amount of parachute payments that may be paid or earned without liability under Code section 4999.

     The determination of any reduction pursuant to this Article 3 must be made by the Corporation in good faith, before any payment is due and payable to Executive.

     Article 4. Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking or accepting other employment or otherwise, and compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement.

     Article 5. Decisions by the Corporation. Any powers granted to the Corporation's Board (as applicable) hereunder may be exercised by a committee, appointed by the Board, and such committee, if appointed, shall have general responsibility for the administration and interpretation of this Agreement.

     Article 6. Source of Payments. The obligations of the Corporation to make payments hereunder shall constitute a liability of the Corporation to the Executive. Such payments shall be from the general funds of the Corporation, and the Corporation shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and neither the Executive nor his designated beneficiary shall have any interest in any particular asset of the Corporation by reason of its obligations hereunder. Nothing contained in this Agreement shall prevent the Corporation from satisfying its liabilities under this Agreement from assets held in a trust whose assets are subject to the claims of the Corporation's creditors.

     Article 7. Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

     Article 8. Assignment Prohibited. This Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of his or its rights or obligations hereunder.

     Article 9. No Attachment. Except as otherwise provided in this Agreement or required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

     Article 10. Headings. The headings of articles, paragraphs and sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

     Article 11. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia (other than its choice of law provisions).

     Article 12. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the Executive and his heirs, executors, administrators and legal representatives and the Corporation and its permitted successors and assigns.

     Article 13. Merger or Consolidation. The Corporation will not consolidate or merge into or with another corporation, or transfer all or substantially all of its assets to another corporation (the "Successor Corporation") unless the Successor Corporation shall assume this Agreement, and upon such assumption, the Executive and the Successor Corporation shall become obligated to perform the terms and conditions of this Agreement.

     Article 14. Entire Agreement. This Agreement expresses the whole and entire agreement between the parties with reference to the employment of the Executive and, as of the effective date hereof, supersedes and replaces any prior employment agreement, understanding or arrangement (whether written or oral) between the Corporation and the Executive. Each of the parties hereto has relied on his or its own judgment in entering into this Agreement.

     Article 15. Notices. All notices, requests and other communications to any party under this Agreement shall be in writing and shall be given to such party at its address set forth below or such other address as such party may hereafter specify for the purpose by notice to the other party:

                    (a)  If to the Executive:

                         J. Robert Mooney
                         8204 Kimbershell Place
                         Richmond, Virginia 23229

                    (b)  If to the Corporation:

                         Ethyl Corporation
                         330 South Fourth Street
                         Richmond, Virginia  23219

Each such notice, request or other communication shall be effective (i) if given by mail, seventy-two (72) hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this Article 15.

     Article 16. Modification of Agreement. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith.

     Article 17. Taxes. To the extent required by applicable law, the Corporation shall deduct and withhold all necessary Social Security taxes and all necessary federal and state withholding taxes and any other similar sums required by law to be withheld from any payments made pursuant to the terms of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                    EXECUTIVE

                                    By:    /s/ J. Robert Mooney
                                           J. Robert Mooney


                                    ETHYL CORPORATION

                                    By:    /s/ B. C. Gottwald
                                           B. C. Gottwald

                                    Title: Chairman of the Board
                                           Chief Executive Officer